Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of January 1, 2009 (the “Effective Date”) by and between X-RITE, INCORPORATED, a Michigan corporation with its principal office located at 4300 44th Street, S.E., Grand Rapids, Michigan 49512 (“X-Rite”), and Bernard J. Berg, an individual resident at 10775 Eastern Avenue S.E., Wayland, Michigan 49348 (“Consultant”).

WHEREAS, X-Rite desires to engage Consultant to perform the Services (defined below) in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties hereto agree as follows:

1.	Consulting Services. X-Rite hereby engages Consultant to provide such consulting services as the Chief Executive Officer or Chief Technology Officer of X-Rite may reasonably request from time to time (the “Services”); provided, that Consultant shall not be obligated to provide the Services for more than (i) seven (7) business days per month during the first year of the Term (as defined below) and (ii) four (4) business days per month during the second year of the Term. Consultant hereby accepts and agrees to such engagement, subject to the terms and conditions hereof.

2.	Compensation. In consideration of Consultant’s performance of the Services, X-Rite shall provide to Consultant:

(a)	an annual consulting fee in the amount of One Hundred Thousand United States Dollars ($100,000), payable during the Term in accordance with X-Rite’s normal payroll practices; and

(b)	payment of Consultant’s continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a period of eighteen (18) months following the Effective Date.

3.	Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for a period of two (2) years.

4.

Non-Competition; Non-Solicitation. Consultant agrees that during the Term of this Agreement, Consultant shall not: (i) participate directly or indirectly, in the ownership, management, financing or control of any business which is, or is about to become, a competitor of X-Rite or its subsidiaries; (ii) provide consulting services or serve as an officer or director for any such business; or (iii) solicit for employment or other services or employ or engage as a consultant or otherwise any person who is or was an employee of X-Rite, or encourage or facilitate any person who is or was an employee of X-Rite to terminate his or her employment with X-Rite. Notwithstanding the foregoing, Consultant shall not be prohibited from owning stock of any corporation whose shares are publicly traded so long as that ownership is in no case more than five percent (5%) of such shares of the corporation. The time period for the restrictions set forth in this Section shall be extended by the number of days in which Consultant is in breach of such restrictions.

5.	Status. The relationship of Consultant to X-Rite shall be that of an independent contractor and nothing in this Agreement shall be deemed to create any employment relationship between X-Rite and Consultant.

6.	Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Consultant at the address set forth on the first page of this Agreement, or to X-Rite at its principal executive offices to the attention of the Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.	Complete Agreement. This Agreement contains the full and complete understanding of the parties hereto with regard to the subject matter contained herein. No other agreements or undertakings of the parties shall in any manner limit or alter the nature and scope of the terms hereof unless in writing duly executed by both parties and expressly providing that the same shall be controlling over any conflicting terms contained herein.

8.	Binding Agreement; Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by X-Rite, Consultant and their respective heirs, representatives, successors and assigns. This Agreement is personal as to the rights and interests of Consultant, and as such, Consultant may not assign or transfer his rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of X-Rite.

9.	Waiver. The failure of X-Rite or Consultant to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.	Governing Law. This Agreement was entered into in the State of Michigan and shall be construed and interpreted in accordance with the laws of the State of Michigan as applied to contracts made and to be performed in the State of Michigan. Any action arising out of or to enforce this Agreement must be brought in courts in the State of Michigan. The parties consent to the jurisdiction of the courts in the State of Michigan and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

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IN WITNESS WHEREOF, X-Rite has caused this Agreement to be executed by a duly authorized corporate officer and Consultant has executed this Agreement as of the date and year first above written.

X-RITE: X-RITE, INCORPORATED		CONSULTANT:

By:	/s/Thomas J. Vacchiano, Jr.	/s/Bernard J. Berg
Title:	Chief Executive Officer	Bernard J. Berg